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                                                             Exhibit 99.2




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

               COMMONWEALTH BANCORP, INC.  TO REPURCHASE
                      SHARES OF COMMON STOCK

Norristown, PA, June 22, 1998 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) (the "Company") announced today that the Company's Board of Directors has authorized the repurchase of up to 0.8 million shares, or approximately 5 percent, of its outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be reserved for general corporate purposes and/or issuance pursuant to the Company's stock option plans.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "This repurchase program represents Commonwealth's fourth such program in the past two years. In the previous three programs, a total of 2.6 million shares were repurchased at an average price of $18.70 per share." Mr. Meacham added, "Today's announcement reflects management's continuing belief that the current price of the Company's common stock does not adequately reflect its long-term business and earnings prospects. Commonwealth's strong capital and excellent liquidity provide the financial flexibility to effect this repurchase without a material impact on the growth potential of the Company's core businesses."

Commonwealth Bancorp, Inc., with consolidated assets of $2.4 billion, is the holding company for Commonwealth Bank, which has 58 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, New Jersey, Rhode Island, and Virginia. ComNet operates under the trade name of Homestead Mortgage in Maryland.
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